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                                                                     Exhibit 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                              NEW ZMAX CORPORATION


                                Article I.  Name

    The name of the Corporation is New ZMAX Corporation (the "Corporation").


                         Article II. Registered Office

          The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.


                              Article III. Purpose

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                           Article IV.  Capital Stock

          (a)  Number of Shares.  The aggregate number of shares of stock that
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the Corporation has authority to issue is sixty million (60,000,000), of which ten million (10,000,000) shares, with a par value of $0.001 per share, are designated as Preferred Stock, and fifty million (50,000,000), with a par value of $0.001 per share, are designated as Common Stock.

          (b)  No Preemptive Rights.  The holders of the Common Stock will have
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no preemptive rights to subscribe for any shares of any class of stock of the
Corporation whether now or hereafter authorized.

          (c)  Provisions Relating to Preferred Stock.  With respect to the
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Preferred Stock, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

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                       Article V.  Election of Directors

          The election of directors need not be by written ballot.


                  Article VI.  Incorporator; Initial Directors

          The name and mailing address of the incorporator is Susan J. Thomas, Esq., Powell, Goldstein, Frazer & Murphy LLP, Sixth Floor South, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are each to serve as a director until the first annual meeting of stockholders or until his respective successor has been elected and qualified are as follows:

          Name                         Mailing Address
          ----                         ---------------

          Michael C. Higgins           20251 Century Boulevard
                                       Germantown, Maryland  20874

          Michel Berty                 20251 Century Boulevard
                                       Germantown, Maryland  20874

                             Article VII.  Bylaws

          The Board of Directors is authorized to adopt, amend, or repeal bylaws for the Corporation by a majority of the directors present at a meeting lawfully convened.


                           Article VIII.  Liability

          To the full extent permitted by the General Corporation Law of the State of Delaware or any of the applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders with respect to any act or omission in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VIII will not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring before such amendment or repeal.


                         Article IX.  Indemnification

          (a)  Right to Indemnification.  Any person who was or is a party, or
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is threatened to be made a party, to any threatened, pending, or completed proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation (or is or was serving at the request of the Corporation as a director of another entity) is entitled to be indemnified by the Corporation (an

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"Indemnitee") to the full extent then permitted by law against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such proceeding. The right to indemnification will continue as to an Indemnitee who has ceased to hold the position by virtue if which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

          (b)  Advancement of Expenses.  The Corporation will, from time to
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time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that, if then required by the Delaware General Corporation Law, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceedings only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.


        Article X.  Action by Unanimous Written Consent of Stockholders

          Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected without a meeting only by the unanimous written consent of all stockholders entitled to vote on the particular action.


          IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 29th day of May, 1997.



                                            /s/ Susan J. Thomas
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                                    Susan J. Thomas, Incorporator



23150735.W51